Exhibit E

TRANSACTIONS IN THE SHARES SINCE THE FILING OF AMENDMENT NO. 1
BY THE REPORTING PERSONS

The following tables set forth all transactions in the Shares effected by the Reporting Persons since the filing of Amendment No. 1 to the Schedule 13D. Except as noted below, all such transactions were effected in the open market through brokers and the price per share is net of commissions. The price reported in the column Price Per Share ($) is a weighted average price if a price range is indicated in the column Price Range ($). These Shares were purchased in multiple transactions at prices between the price ranges indicated in the column Price Range ($). The Reporting Persons will undertake to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price.

James F. Adelson

Trade Date	Shares Purchased (Sold)	Price Per Share ($)	Price Range ($)

03/13/2019	650	40.63

Alice E. Gould

Trade Date	Shares Purchased (Sold)	Price Per Share ($)	Price Range ($)

03/14/2019	150	40.23
03/15/2019	530	40.66	40.58 – 40.73